Contact:             Michael Freitag
                     Kekst and Company
                     (212) 521-4896


                                                           FOR IMMEDIATE RELEASE


                      LESLIE FAY APPOINTS TWO NEW DIRECTORS

NEW YORK, NEW YORK, SEPTEMBER 24, 1997 -- The Leslie Fay Company, Inc. today announced the appointment of Mark Dickstein and Mark Kaufman to the company's Board of Directors, effective immediately. They succeed David Morse and Larry G. Schafran, who have resigned from Leslie Fay's seven-member board.

Mr. Dickstein, 38, is President of Dickstein Partners Inc., an investment firm in New York City. Mr. Kaufman, 41, is a Vice President of the firm. Dickstein Partners has advised Leslie Fay that its affiliates have acquired or contracted to acquire approximately 40 percent of the company's common stock.

"We welcome Mark  Dickstein and Mark Kaufman to the Leslie Fay Board," said John
J. Pomerantz, Chairman and Chief Executive Officer of Leslie Fay. "With its substantial investment in Leslie Fay, Dickstein Partners has demonstrated tremendous confidence in our company and its prospects for future success. We look forward to working closely with the new directors as we implement our strategic plan and continue our progress in returning Leslie Fay to a leadership position in the women's apparel industry."

Mr. Pomerantz continued, "We are grateful for the hard work and constructive advice provided by David Morse and Larry Schafran during their tenure on the Leslie Fay board. They served this company well and were instrumental in our successful emergence from bankruptcy earlier this year. We appreciate their willingness to step aside so that the Board could provide representation to our new investors."



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Mr.  Dickstein  said,  "We  appreciate  the  efforts  of the Leslie Fay Board to accommodate our request for Board representation. Our investment reflects our view of the opportunity at Leslie Fay. We intend to work closely with the other members of Leslie Fay's Board and management to implement the company's business plan."

Founded in 1947, The Leslie Fay Company, Inc. is a leading manufacture of women's apparel, including dresses and sportswear. Its brands include Leslie Fay, Haberdashery, Outlander, and HUE.

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